July 27, 2017

Mutual Fund Series Trust

36 North New York Avenue

Huntington, NY 11743

Re:	Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Ladies and Gentlemen:

We have been requested by Mutual Fund Series Trust, an Ohio business trust with transferable shares (the "Trust") established under an Agreement and Declaration of Trust dated February 27, 2006, as amended (the "Declaration") for our opinion with respect to certain matters relating to the Catalyst/Exceed Defined Shield Fund (the "New Fund"), a series of the Trust. The Trust filed a Registration Statement on Form N-14 (the “Registration Statement”) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the New Fund of all of the assets of the Exceed Defined Shield Index Fund, a series of the Forum Funds (the "Existing Fund"), in exchange solely for shares of the New Fund and the assumption by the New Fund of all the liabilities of the Existing Fund pursuant to an Agreement and Plan of Reorganization (the "Plan"), the form of which was included in the Registration Statement on Form N-14.

We have been requested by the Trust to furnish this opinion as an exhibit to an amendment to the Registration Statement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Declaration, the Trust's By-Laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, and assuming the approval of the Plan and the transactions described therein by shareholders of the Existing Fund and that the Registration Statement on Form N-14 is declared effective it is our opinion that the shares of the New Fund, when issued in accordance with the Plan and the Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to matters of Ohio law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Pre-Effective Amendment to its Registration Statement on Form N-14 and to be named in such Pre-Effective Amendment. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/Thompson Hine LLP

Thompson Hine LLP

JMS/MVW